EXHIBIT 99.1

Contact:	Kevin Pursglove, eBay, 408-376-7458, kevinp@ebay.com
Vince Sollitto, PayPal, 888-337-3533, vsollitto@paypal.com

PAYPAL, INC. AND EBAY INC. ANNOUNCE EXPIRATION OF

HART-SCOTT-RODINO WAITING PERIOD

Mountain View and San Jose, CA, August 20, 2002 - PayPal, Inc. (Nasdaq: PYPL; www.paypal.com) and eBay Inc. (Nasdaq: EBAY; www.ebay.com) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired without a formal request from the Department of Justice for additional information or documentary material, which is commonly referred to as a second request.  The waiting period pertained to notices filed in respect of eBay’s pending acquisition of PayPal.

eBay’s acquisition of PayPal remains subject to approval by stockholders of PayPal and other regulatory approvals and is expected to close in the fourth quarter of 2002.

ABOUT PAYPAL

PayPal enables any business or consumer with email to send and receive Internet payments securely, conveniently and cost-effectively. PayPal’s network builds on the existing financial infrastructure of bank accounts and credit cards to create a global payment system. Based in Mountain View, California, PayPal is available to users in 38 countries including the United States.

ABOUT eBAY

eBay is the world’s online marketplace(TM). Founded in 1995, eBay created a powerful platform for the sale of goods and services by a passionate community of individuals and businesses. On any given day, there are millions of items across thousands of categories for sale on eBay through auction or fixed price formats. eBay enables trade on a local, national and international basis with customized sites in markets around the world.

FORWARD LOOKING STATEMENTS

This announcement contains forward-looking statements that involve risks and uncertainties. Such statements include, but are not limited to, statements regarding the timing, approval and consummation of the transaction. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the receipt and timing of regulatory and shareholder approvals for the transaction, the possibility that the transaction will not close, the reaction of the users of each service to the transaction, the future growth of the PayPal service, the individual risks faced by each company, and the possibility that integration following closing will prove more difficult than expected. More information about potential factors which could affect either company’s business and financial results is included in the Registration Statement on Form S-4 filed by eBay, each company’s Annual Report on Form 10-K for the year ended December 31, 2001, and each company’s Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. All forward-looking statements are based on information available to eBay and PayPal on the date hereof, and neither company assumes any obligation to update such statements.

In connection with the transaction referenced in this press release, eBay has filed a Registration Statement on Form S-4 that contains a proxy statement/prospectus with the Securities and Exchange Commission (“SEC”).  The Registration Statement  is not yet final and will be further amended.  Investors and stockholders of PayPal are urged to read the proxy statement/prospectus and any other relevant materials filed by PayPal or eBay with the SEC because they contain, or will contain, important information about PayPal, eBay and the transaction.  Investors and stockholders may obtain a free copy of the proxy statement/prospectus and other documents filed by eBay and PayPal with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of the final proxy statement/prospectus, when available, and eBay’s other filings with the SEC may also be obtained by directing a request to investorrelations@ebay.com. Free copies of PayPal’s filings may be obtained by directing a request to investorrelations@paypal.com.

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